UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2010

001-34219

(Commission File Number)

CASUAL MALE RETAIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2623104
(State of Incorporation)	(IRS Employer Identification Number)

555 Turnpike Street, Canton, Massachusetts 02021

(Address of registrant’s principal executive office)

(781) 828-9300

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 –Entry into a Material Definitive Agreement.

On November 10, 2010 Casual Male Retail Group, Inc. (the “Company”) amended its credit facility with Bank of America, N.A by executing the Sixth Amended and Restated Loan and Security Agreement (the “Credit Facility”). The Credit Facility replaces the Fifth Amended and Restated Loan and Security Agreement dated as of December 28, 2006, as amended, which provided for a maximum borrowing of $110 million and was due to expire in October 2011.

The Credit Facility provides for a maximum committed borrowing of $75 million, which, pursuant to an accordion feature, may be increased to $125 million upon the request of the Company and the agreement of the lender(s) participating in the increase. The Credit Facility includes a sublimit of $20 million for commercial and standby letter of credits and a sublimit of up to $15 million for Swingline Loans. The Company’s ability to borrow under the Credit Facility is determined using an availability formula based on eligible assets. The Company’s cash flow is largely unrestricted as it relates to payments for transactions such as repurchases of stock, debt prepayments, dividends and certain asset acquisitions, so long as the Company maintains an availability of 20% or more. The maturity date of the Credit Facility is November 10, 2014.

Borrowings made pursuant to the Credit Facility will bear interest at a rate equal to the base rate (determined as the highest of (a) Bank of America N.A.’s prime rate, (b) the Federal Funds rate plus 0.50% and (c) the one month LIBOR rate) plus a varying percentage, based on the Company’s borrowing base, of 1.00-1.25% for prime-based borrowings and 2.00-2.25% for LIBOR-based borrowings.

The Company’s obligations under the Credit Facility are secured by a lien on all of its assets. The Credit Facility contains no financial covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CASUAL MALE RETAIL GROUP, INC.

By:	/s/ Dennis R. Hernreich
Name: Dennis R. Hernreich
Title: Executive Vice President and Chief Financial Officer

Date: November 10, 2010